Exhibit 10.31

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

December 14, 2022

Federico Morales Zimmermann

[**]

[**]

Dear Federico,

We are delighted to offer you the position of Vice President & General Manager Global OEM Customers, Products, and Engineering for Clarios, (the “Company”), reporting directly to Mark Wallace. This position will be based out of our Headquarters in Glendale, Wisconsin.

Start Date

Your start date is estimated to be January 16, 2023 unless you advise me otherwise. This date is subject to completion of standard company background check process.

Base Salary

You will receive an annual base salary of $525,000. Your salary will be paid according to the normal and customary payroll process of the Company.

Bonus Plan

You will be eligible to participate in an annual bonus program, subject to the terms and conditions of such plan. Your incentive target will be 60% of your base annual salary. Your participation will begin with the effective date of your hire and will be prorated for this fiscal year. These awards are generally paid to participants in December of each year for the previous fiscal year. Plan details will be made available to you upon your commencement of employment.

Long-Term Incentive Plan

In this position you will be eligible to participate in the Clarios Executive Long-Term Incentive Program (ELTIP). You will receive 2.5% of the total profit pool on Brookfield’s sale proceeds, net of all sales costs, less Brookfield’s initial invested capital of approximately US$2,932 Million. Awards will vest 20% per year, provided you are employed on each annual vesting date. Determination of actual award levels relative to the target award will be based on achievement of performance goals outlined in the plan document.

Sign-On Bonus

Additionally, you will receive a sign-on bonus payable in three installments. The first payment will be $120,000 to be paid on the first payroll following date of hire. A second payment of $390,000.00 will be paid three months after your hire date. A third payment in the amount of $35,000 will be paid on the first payroll following the one-year anniversary of your hire date. These bonuses are taxable, and the payment of a sign-on bonus will reflect standard withholding deductions. You will only receive the first, second, and third installment of the sign-on bonus if you are employed by Clarios at the time of payment. If you are not employed on the date of any subsequent payment, you will forfeit any remaining payments of the sign-on bonus. A separate Sign-On Bonus Repayment Agreement will accompany this offer letter for your review and signature.

Repayment of Expat Costs

In the event that you are asked to repay fees from your last international assignment with your current employer, Clarios will assist in repaying up to $80,000. Any reimbursement paid to you for this purpose will be subject to al payroll withholdings and applicable taxes.

Relocation

You will be provided with relocation assistance managed by BGRS should you choose to relocate to the Milwaukee, Wisconsin area. This benefit will be available to you for up to one (1) year from your hire date. In the event you choose to accept relocation assistance you will be required to enter into a repayment agreement with the Company. This repayment agreement will require that you reimburse the Company in full for the cost of any and all relocation assistance provided to you or paid for on your behalf by the Company should you voluntarily terminate your employment within the first (1st) year of employment.

Should you choose not to relocate, you will be deemed a remote employee and necessary business travel to and from Milwaukee will be reimbursed through the Company travel policy.

Deferred Compensation

In your position, you are eligible to participate in the Clarios Senior Executive Deferred Compensation Plan, a key executive benefit. The Plan allows you to defer a portion of your base salary and annual bonus. You will receive further information and have an opportunity to learn more about this benefit during the enrollment period in the first quarter of the next fiscal year (2024).

Flexible Perquisites

You will also be able to participate in the Flexible Perquisites Plan which provides you with up to 5% of your annual base salary each year to cover financial planning expenses, including tax planning. All flexible perquisite payments are subject to standard withholding deductions. The value of this benefit will be increased up to an additional $25,000 to reimburse any actual costs in excess of the 5% relating to legal or tax advisory fees pertaining to Employee’s last international assignment with your current employer through the second (2nd) anniversary of hire date. You will need to provide evidence that such expenses were incurred and paid by you in order to receive reimbursement.

Benefits

You will be eligible for all employee benefits that the company customarily makes available to employees in positions comparable to yours. The specific benefits available to you, and the eligibility requirements for such benefits, are governed by the terms and conditions of the applicable plan documents. Employee contributions may be required to participate in certain plans and programs. More information regarding the benefit plans and programs will be provided to you prior to your benefit enrollment period.

Severance Benefits

You will be eligible for the Clarios severance plan.

Vacation

Per Company policy, you will be eligible for 20 vacation days per calendar year. The amount of vacation you will be eligible for this calendar year will be dependent on your start date and pro-rated accordingly. The use of such vacation is subject to the terms and conditions of the Company’s vacation policy in effect at any given time.

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

Restrictive Covenants

Non-Competition: In accepting this employment offer, and in consideration of this employment offer, your continued employment, and/or the Company’s obligation and promise to provide you with confidential and propriety information pertaining to its business operations and/or customers, and your promise and obligation not to use or disclose that information except in the course of performing your job duties, you agree that, except as prohibited by law, during your employment with the Company or its parent, subsidiaries or affiliates, and for the one (1) year period following your termination of employment for any reason, you will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company or its parent, subsidiaries, or any of its Affiliates including but not limited to any business or Company engaged in the business of energy storage solutions, battery manufacturing, battery and energy storage solutions distribution, and battery technologies; or (ii) designs, develops, produces, distributes, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced, distributed or offered for sale or sold by any of the Company’s businesses (1) that is located in a region where Employee had substantial responsibilities during the twenty-four (24) month period preceding Employee’s Termination Date, and (2) for which Employee (A) was materially involved in during the twenty-four (24) month period preceding Employee’s Termination Date, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Employee’s Termination Date.

Non-Solicitation of Customers: In accepting this employment offer, and in consideration of this employment offer, except as prohibited by law, you further agree that during your employment with the Company or its parent, subsidiaries or affiliates, and for the two (2) year period thereafter, you will not directly or indirectly, on Employee’s own behalf or on behalf of another (i) solicit, aid or induce any customer of the Company or its Affiliates that Employee was responsible for, directly or indirectly through direct supervisor or management of other employees, departments or business units of the Company, to purchase goods or services then sold by the Company or its Affiliates from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (ii) solicit, aid or induce any customer that was pursued by the Company and where Employee had direct contact, participated in the contact, or had knowledge of Confidential Information because of Employee’s employment with the Company within the twenty-four (24) months preceding Employee’s Termination Date if that sale or service would be located in a region where Employee had substantial responsibilities while employed by the Company or its Affiliates.

Non-Solicitation of Employees: In accepting this employment offer, and in consideration of this employment offer, except as prohibited by law, you further agree that during your employment with the Company or its parent, subsidiaries or affiliates, and for the two (2) year period thereafter, you will not, directly or indirectly, on your own behalf or on behalf of another solicit, recruit, aid or induce employees of the Company or any of its Affiliates (a) who were directly managed by or reported to Employee as of the date of Employee’s termination, or (b) with whom Employee has had material contact with during the twelve (12) months period preceding Employee’s termination and who had access to Confidential Information, trade secrets or customer relationships, to leave their employment with the Company or its Affiliates in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Affiliates, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

Irreparable injury will result to the Company, its business, and its parent, subsidiaries or affiliates in the event of a breach by you of any of your covenants and commitments you have accepted as a condition of this employment offer, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such covenants and commitments, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. The non-competition and non-solicitation provisions are expressly intended to benefit the Company (which includes its parents, subsidiaries and/or affiliates as third party beneficiaries) and its successors and assigns; and the parties expressly authorize the Company (including all third party beneficiaries) and its successors and assigns to enforce these provisions.

Conditions of Employment

Please be advised that notwithstanding anything in this offer letter to the contrary, neither this letter nor any statement made by the Company or its parent, subsidiaries or affiliates is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is ““at will”” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. Further, the Company may from time to time, and in its sole discretion, change the terms and conditions of your employment and benefits, with or without notice, and all payments are subject to applicable taxes and other deductions required or permitted by law.

Your employment will be conditioned upon your execution of this letter, and execution of and ongoing compliance with the terms of (1) the Company’s Code of Ethics, Values First and (2) any conditional documents, including a NonCompete, Non-Solicit, Confidentiality and/or other Restrictive Covenants that are presented with this offer.

In addition, the conditions of this letter are contingent upon the completion of a drug test and background check. You will also be required to complete the employee portion of the documentation (Form I-9) on your first day to satisfy the legal requirements under federal immigration laws of identifying that you have the unrestricted legal authority to work in the United States.

Federico, I am excited at the prospect of you joining our team and the contributions you will make to advancing our technology footprint and building stronger, more sustainable relationships with our customers. Your skills, background and experience will enrich and strengthen our senior leadership team.

Sincerely,

Mark Wallace
Clarios

Attachment:

FM Zimmermann Sign On Bonus Repayment Agreement

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

I have read and understand the above offer of employment and agree to the terms and conditions set forth by this offer.

/s/ Federico Morales-Zimmermann
Federico Morales-Zimmermann
December 16, 2022

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

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